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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                     FORM 15

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          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
    SECTION 12(g) OF THE SECURITIES AND EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934.

                         COMMISSION FILE NUMBER 0-26022


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                             SERENGETI EYEWEAR, INC.
             (Exact name of registrant as specified in its charter)

            8125 25TH COURT EAST, SARASOTA, FL 34243, (941) 359-3599
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
               (Title of each class of securities covered by this Form)

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or section 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4 (a)(1)(i)     /X/                      Rule 12h-3 (b)(1)(i)      /X/
Rule 12g-4 (a)(1)(ii)    / /                      Rule 12h-3 (b)(1)(ii)     / /
Rule 12g-4 (a)(2)(i)     / /                      Rule 12h-3 (b)(2)(i)      / /
Rule 12g-4 (a)(2)(ii)    / /                      Rule 12h-3 (b)(2)(ii)     / /
                                                  Rule 15d-6                / /

       Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934

                             SERENGETI EYEWEAR, INC.

has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 17, 2000                         By:    /s/ B. Joseph Messner
                                                     --------------------------
                                                     Name:    B. Joseph Messner
                                                     Title:   President and CEO

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.